CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION

6.00% NON-CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK, SERIES B

OF

PARKE BANCORP, INC.

Pursuant to Section 14A:7-2(4) of the
New Jersey Business Corporation Act

The undersigned DOES HEREBY CERTIFY:

FIRST:  The name of the corporation is PARKE BANCORP, INC.

SECOND:  That the following resolution was duly adopted by the Board of Directors of Parke Bancorp, Inc., a New Jersey corporation (hereinafter called the “Corporation”), at a meeting duly convened and held on September 24, 2013, at which a quorum was present and acting throughout:

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation and the bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.10 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are to be determined by the Pricing Committee.

THIRD:  That pursuant to the authority granted by the Board of Directors of the Corporation, the following resolution was duly adopted by the Pricing Committee of the Board of Directors at a meeting duly convened and held on October 11, 2013, at which a quorum was present and acting throughout:

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation and the bylaws of the Corporation and applicable law, the designation and number of shares of the Series B Preferred Stock, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1.           Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “6.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series B” (the “Series B Preferred Stock”). The authorized number of shares of Series B Preferred Stock shall be 20,000.

2.           Definitions. The following terms are used in this Certificate of Amendment as defined below:

(a)           “Common Stock” means the common stock, par value $0.10 per share, of the Corporation.

(b)           “Conversion Agent” the Corporation’s transfer agent acting in its capacity as a conversion agent for purposes of converting shares of Series B Preferred Stock into shares of Common Stock.

(c)           “Conversion Notice” means the letter of transmittal and other documentation as required by the Conversion Agent in order to effect any optional conversion of Series B Preferred Stock.

(d)           “Conversion Date” means each such date on which a conversion of share of Series B Preferred Stock into Common Stock occurs.

(e)           “Conversion Price” means  $10.6440, subject to adjustment in accordance with Section 8 hereof.

(f)           “Conversion Rate” means 93.9496 shares of Common Stock, subject to adjustment in accordance with Section 8 hereof.

(g)           “Corporation” means Parke Bancorp, Inc., a New Jersey corporation.

(h)           “Dividend Payment Date” means January 15, April 15, July 15 and October 15 of each year.

(i)           “Dividend Period” means the quarterly period commencing on and including the first day of the calendar quarter and ending and including the last day of the calendar quarter that immediately precedes the quarter in which the corresponding Dividend Payment Date occurs, other than the Initial Dividend Period.

(j)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)           “Holder” or “holder” means a holder of record of the Series B Preferred Stock.

(l)           “Initial Dividend Period” means the period commencing on the first day upon which a share of Series B Preferred Stock shall be issued and ending on December 31, 2013.

(m)           “Junior Stock” means the Series B Preferred Stock, collectively with any other stock of the Corporation ranking junior to the Series A Preferred Stock.

(n)           “Liquidation Amount” means $1,000.00 per share of Series B Preferred Stock.

(o)           “Mandatory Conversion Date” means the date on which any shares of Series B Preferred Stock are converted into Common Stock in accordance with Sections 7(a) or (b) hereof.

(p)           “Notice of Mandatory Conversion” means the notice described in Section 7(d) hereof.

(q)           “Parity Stock” means any class or series of stock of the Corporation (other than Series B Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Series B Preferred Stock as to dividend rights and/or as to rights upon liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(r)           “Record Date” means the date as determined by the Board of Directors of the Corporation for determining Holders of Series B Preferred Stock entitled to receive a dividend or to vote on any matter to which Holders are entitled to vote.

(s)           “Series A Preferred Stock” means the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

(t)           “Shareholder Approval” shall have the meaning ascribed to in Section 11(b) hereto.

(u)           “Subordinated Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(v)           “Trading Day” means any day during which trading in securities generally occurs on any exchange on which the Common Stock of the Corporation may be listed, or in the over-the-counter market of the Common Stock if the Common Stock is not so listed.

3.           Ranking.

Each share of Series B Preferred Stock shall have a Liquidation Preference of $1,000.00 per share.  The number of shares of Series B Preferred Stock shall be 20,000, which may be increased or decreased from time to time in accordance with the Corporation’s Certificate of Incorporation, Bylaws and applicable law.   The Series B Preferred Stock shall rank junior to the Corporation’s Series A Preferred Stock.  As such, none of the rights applicable to the Series B Preferred Stock discussed herein shall adversely impact, change or affect the rights of such Series A Preferred Stock, unless expressly provided for in the certificate of amendment applicable to such stock.

The Series B Preferred Stock shall rank senior to the Common Stock of the Corporation and, with the exception of the Series A Preferred Stock, to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding other than any class or series of equity securities of the Corporation the terms of which expressly provide that such class or series will rank on a parity with or senior to the Series B Preferred Stock as to dividend rights and/or as to rights upon liquidation, winding up or dissolution of the Corporation. The Series B Preferred Stock shall be junior to the creditors of the Corporation, including its depositors.

4.           Dividends.

(a)           Payment of Dividends. Holders of shares of Series B Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors, out of funds legally available therefor, non-cumulative cash dividends at an annual rate of 6.0% of the $1,000.00 liquidation preference per share.  Such non-cumulative cash dividends shall be payable, if declared, quarterly in arrears on a Dividend Payment Date, or if such day is not a business day, on the next business day, as if it were paid on the scheduled Dividend Payment Date and no interest or other amount will accrue on the Dividend Payment Date to the date that the dividend is actually paid.  The first Dividend Payment Date shall be January 15, 2014, to the extent a dividend is declared (or is otherwise payable pursuant to the terms and conditions hereof) for the Initial Dividend Period. Each declared dividend shall be payable to holders of record of the Series B Preferred Stock as they appear on the stock books of the Corporation at the close of business on the Record Date.

The amount of dividends payable on each share of the Series B Preferred Stock for each full Dividend Period during which such share is outstanding and the amount of dividends payable for the Initial Dividend Period and for any Dividend Period which, as to a share of Series B Preferred Stock, is less than a full quarter (determined by reference to the issuance date and the retirement date thereof) shall be computed on the basis of a 360-day year composed of twelve (12) thirty (30) day months and the actual number of days elapsed in the Initial Dividend Period or such Dividend Period.

Holders of the Series B Preferred Stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Series B Preferred Stock declared by the Board of Directors which may be unpaid. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest declared but unpaid cash dividend with respect to the Series B Preferred Stock.

(b)           Dividends Non-cumulative. The right of holders of Series B Preferred Stock to receive dividends is non-cumulative. Accordingly, if the Board of Directors does not declare a dividend payable in respect of any Dividend Period, holders of shares of Series B Preferred Stock shall have no right to receive a dividend in respect of such Dividend Period, and the Corporation shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not (i) funds are available or net earnings were sufficient for the payment of a dividend, or (ii) dividends are declared payable in respect of any future Dividend Period.

(c)           Priority as to Dividends.  So long as any share of Series B Preferred Stock remains outstanding, (i) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Subordinated Junior Stock (other than a dividend payable solely in shares of Subordinated Junior Stock), (ii) no shares of Subordinated Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Subordinated Junior Stock for or into other Subordinated Junior Stock, or the exchange or conversion of one share of Subordinated Junior Stock for or into another share of Subordinated Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Subordinated Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Subordinated Junior Stock by the Corporation and (iii) no shares of Parity Stock will be repurchased, redeemed, or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such Parity Stock except by conversion into or in exchange for Subordinated Junior Stock, during a Dividend Period, unless, in each case, the full dividends for the then-current Dividend Period on all outstanding shares of Series B Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside (to the extent permitted after all dividend obligations on the Series A Preferred Stock have been honored).  The foregoing limitations do not apply to purchases or acquisitions of the Corporation’s Subordinated Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreements) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted.  Subject to the succeeding sentence, for so long as any shares of Series B Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Stock for any period unless full dividends on all outstanding shares of Series B Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside (to the extent permitted after all dividend obligations on the Series A Preferred Stock have been honored). To the extent the Corporation declares dividends on the Series B Preferred Stock and on any Parity Stock but does not make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series B Preferred Stock and the holders of any Parity Stock then outstanding (to the extent permitted after all dividend obligations on the Series A Preferred Stock have been honored).  For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Series B Preferred Stock and the aggregate amount of the current and accrued dividends due on the outstanding Parity Stock. The Corporation is not obligated to and will not pay Holders of the Series B Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a

Dividend Payment Date.  The Corporation is not obligated to and will not pay holders of the Series B Preferred Stock any dividend in excess of the dividends on the Series B Preferred Stock that are payable as described herein until all dividend obligations on the Series A Preferred Stock have been honored.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Subordinated Junior Stock from time to time out of any assets legally available therefor, and the shares of Series B Preferred Stock shall not be entitled to participate in any such dividend.  This Section shall have no impact on and is specifically subject to the rights of holders of outstanding shares of Series A Preferred Stock.

(d)           Definition of “Dividend”.  Any reference to “dividends” or “distributions” in this Section 4 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

5.           Conversion

The holders of the Series B Preferred Stock shall have conversion rights as follows:

(a)           Subject to the limits set forth in Section 20, each holder of the Series B Preferred Stock shall have the right, at such holder’s option, to convert all or any portion of such holder’s Series B Preferred Stock into shares of Common Stock at the applicable Conversion Rate per share of Series B Preferred Stock (subject to the limitations and conversion procedures set forth herein).  Each date on which such a conversion occurs, following compliance by a Holder with the procedures set forth in Section 6(e)(ii), is referred to herein as a “Conversion Date.”

For the purposes of conversion of the Series B Preferred Stock into Common Stock, the “Conversion Rate” means for each share of Series B Preferred Stock, 93.9496 shares of Common Stock, subject to adjustment as provided herein.

6.           Conversion Procedures.

(a)           Effective on the Mandatory Conversion Date (as defined below), or any applicable Conversion Date, certificates for Series B Preferred Stock will be treated for all purposes as representing only the number of shares of Common Stock into which the Series B Preferred Stock formerly represented by such certificate have been converted.   Dividends shall no longer be authorized and declared on any converted shares of Series B Preferred Stock and such shares of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any authorized, declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to this Certificate of Amendment to the Corporation’s Certificate of Incorporation (collectively, the “Certificate of Amendment”).

(b)           Except as otherwise provided herein, no allowance or adjustment shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date.  Prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock shall not be deemed outstanding for any purpose, and holders shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series B Preferred Stock.

(c)           Shares of Series B Preferred Stock duly converted in accordance with this Certificate of Amendment will resume the status of authorized and unissued serial Preferred Stock, undesignated as to Series B Preferred Stock and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock, but not below the number of shares of Series B Preferred Stock then outstanding.

(d)           The person or persons entitled to receive the Common Stock and or cash in lieu of fractional shares issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the Mandatory Conversion Date or any applicable Conversion Date.  In the event that a holder shall not by written notice designate the name in which shares of Common Stock or payments of cash in lieu of fractional shares to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on the records of the Corporation.

(e)           Conversion into shares of Common Stock will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:

(i)           On a Mandatory Conversion Date, shares of Common Stock shall be issued to Holders or their designee upon presentation and surrender of the certificate evidencing the Series B Preferred Stock to the Conversion Agent and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

(ii)           On the date of any proposed optional conversion by a Holder of shares of Series B Preferred Stock into Common Stock pursuant to Section 5, a Holder must do each of the following in order to effect such optional conversion:

(A)
complete and manually sign the Conversion Notice provided by the Conversion Agent, specifying the number of shares of Series B Preferred Stock that the Holder wishes to convert and the name or names (with address or addresses) into which the shares of Common Stock are to be issued, and deliver this irrevocable Conversion Notice to the Conversion Agent;

(B)	surrender the certificates representing the shares of Series B Preferred Stock to the Conversion Agent;

(C)	if required by the Corporation or applicable law, furnish appropriate endorsements and transfer documents satisfactory to the Corporation; and

(D)	if required, pay all transfer or similar taxes.

(iii)           Upon compliance by a Holder with the requirements set forth in paragraphs (A) through (D) of Section 6(e)(ii), the Conversion Agent shall, on a Holder’s behalf, convert the Series B Preferred Stock into shares of Common Stock, in accordance with the terms of the Conversion Notice delivered by such Holder described in Section 6(e)(ii).

(f)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock.  Upon any conversion, all fractional share interests to which a Holder may be entitled shall be aggregated into whole shares of Common Stock with cash being paid for any fractional interest that may remain after such aggregation.  The Corporation shall pay cash equal to such fraction multiplied by the closing price of the Corporation’s Common Stock on the most recent Trading Day immediately preceding the conversion.

7.           Mandatory Conversion

(a)           On or after the fifth anniversary of the date of issuance of the Series B Preferred Stock, the Corporation may, at its option, at any time and from time to time, cause some or all of the Series B Preferred Stock to be converted into shares of Common Stock at the then-applicable Conversion Rate; provided, however, that the Corporation may only exercise its conversion right under this Section 7(a) to the extent permitted under Section 20 hereof and if, for 20 Trading Days within any period of 30 consecutive Trading Days, including the last Trading Day of such period, ending on the Trading Day preceding the date the Corporation gives notice of mandatory conversion, the closing price of the Corporation’s Common Stock exceeds 130% of the Conversion Price.

(b)           The Corporation may also cause some or all of the Series B Preferred Stock to be converted into shares of Common Stock at the then-applicable Conversion Rate in the event that (i) the Corporation is involved in a transaction (whether by means of a consolidation with or merger into any other entity, or a merger of another entity into the Corporation, or the Corporation sells, leases or transfers in one transaction or a series of related transactions all or substantially all of the property and assets of the Corporation and its subsidiaries) or series or related transactions pursuant to which the Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property, or (ii) the shareholders of the Corporation approve any plan for the liquidation, dissolution or termination of the Corporation.

(c)           If the Corporation elects to cause less than all of the shares of Series B Preferred Stock to be converted under Section 7(a) or (b), the Conversion Agent shall select the Series B Preferred Stock to be converted by lot, on a pro rata basis or by another method the Conversion Agent considers fair and appropriate.  If the Conversion Agent selects a portion of a Holder’s Series B Preferred Stock for partial mandatory conversion and such Holder also exercises its option to convert a portion of its shares of Series B Preferred Stock, the portion converted at the Holder’s option will be deemed to be from the portion selected for mandatory conversion under this Section 7.

(d)           In order to exercise the mandatory conversion rights described in this Section 7, the Corporation shall provide a Notice of Mandatory Conversion to each Holder on the Mandatory Conversion Date. In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion shall state, as appropriate:

(i)           the Mandatory Conversion Date;

(ii)           the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock; and

(iii)           the place for which certificates of Series B Preferred Stock may be surrendered, if certificates of Common Stock are to be issued.

8.           Anti-Dilution and Other Adjustments.

(a)           The Conversion Rate shall be adjusted from time to time (without duplication) by the Corporation as follows:

(i)           If the Corporation shall pay a dividend or make a distribution to holders of outstanding Common Stock in shares of Common Stock, the Conversion Rate shall be proportionately adjusted by multiplying (A) the Conversion Rate in effect immediately prior to such dividend or distribution by (B) a fraction, of which the numerator shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such dividend or distribution plus (2) the total number of shares of Common Stock constituting such dividend or other distribution and the denominator shall be the number of shares of Common Stock outstanding immediately prior to such dividend or distribution. Such adjustment shall be made successively whenever any such dividend or distribution is made and shall become effective immediately after such dividend or distribution. If any dividend or distribution of the type described in this clause (i) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect had such dividend or distribution not been declared.

(ii)           If the Corporation shall subdivide its outstanding Common Stock into a greater number of shares of Common Stock, or combine its outstanding Common Stock into a smaller number of shares of Common Stock, the Conversion Rate in effect immediately prior to the day upon which such subdivision or combination becomes effective shall be, in the case of a subdivision of Common Stock, proportionately increased and, in the case of a combination of Common Stock, proportionately decreased. Such adjustment shall be made successively whenever any such subdivision or combination of the Common Stock occurs and shall become effective immediately after the date upon which such subdivision or combination becomes effective.

(b)           The Conversion Price shall be adjusted from time to time (without duplication) by the Corporation as follows:

(i)           If the Corporation shall pay a dividend or make a distribution to holders of outstanding Common Stock in shares of Common Stock, the Conversion Price shall be proportionately adjusted by multiplying (A) the Conversion Price in effect immediately prior to such dividend or distribution by (B) a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such dividend or distribution and of which the denominator shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such dividend or distribution plus (2) the total number of shares of Common Stock constituting such dividend or other distribution. Such adjustment shall be made successively whenever any such dividend or distribution is made and shall become effective immediately after such dividend or distribution. If any dividend or distribution of the type described in this clause (i) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price that would then be in effect had such dividend or distribution not been declared.

(ii)           If the Corporation shall subdivide its outstanding Common Stock into a greater number of shares of Common Stock, or combine its outstanding Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to the day upon which such subdivision or combination becomes effective shall be, in the case of a subdivision of Common Stock, proportionately decreased and, in the case of a combination of Common Stock, proportionately increased. Such adjustment shall be made successively whenever any such subdivision or combination of the Common Stock occurs and shall become effective immediately after the date upon which such subdivision or combination becomes effective.

(c)           Whenever the Conversion Rate or Conversion Price shall be adjusted as provided in Section 8(a) or (b) respectively, the Corporation shall file, at its principal office, a statement showing in detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Holder at its address appearing in the Corporation’s records. Each such statement shall be signed by the Corporation’s chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 8(c). The Corporation shall, upon written request at any time of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) all adjustments and readjustments to the Conversion Rate or Conversion Price, and (ii) the Conversion Rate or Conversion Price at the time in effect.

9.           Redemption

The shares of Series B Preferred Stock are not redeemable at any time.

10.           Liquidation Preference.

(a)           Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock shall be entitled to receive for each share thereof, out of the assets of the Corporation legally available for distribution to shareholders under applicable law, or the proceeds thereof, before any payment or distribution of the assets shall be made to holders of shares of Common Stock or any other Subordinated Junior Stock (subject to the rights of the holders of any class or series of equity securities having preference with respect to distributions upon liquidation, including the Series A Preferred Stock, and the Corporation’s general creditors, including its depositors), liquidating distributions in the amount of the Liquidation Amount, plus any declared but unpaid dividends, without accumulation of any undeclared dividends.

If the amounts available for distribution in respect of shares of Series B Preferred Stock and any outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all of the outstanding shares of Series B Preferred Stock and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, holders of shares of Series B Preferred Stock will not be entitled to any further participation in any liquidating distribution of assets by the Corporation. All distributions made in respect of Series B Preferred Stock in connection with such liquidation, dissolution or winding up of the Corporation shall be made pro rata to the holders entitled thereto.

For purposes of the liquidation rights of the Series B Preferred Stock, neither a merger nor a consolidation of the Corporation with another entity, nor a sale, lease or exchange of all or substantially all of the Corporation’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Corporation.

11.           Voting Rights.

(a)           The holders of the Series B Preferred Stock shall not have voting rights generally on matters submitted to the stockholders as provided in Section 14A:5-10 of the New Jersey Business Corporation Act, and shall only have such voting rights specifically required by New Jersey law.

(b)           Holders of shares of Common Stock acquired upon the conversion of shares of Series B Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock except that such holders may not vote upon the proposal to be submitted by the Corporation to its stockholders in accordance with Rule 5635 of the listing rules of The NASDAQ Stock Market LLC, for the issuance of the shares of Common Stock into which the Series B Preferred Stock may be converted (“Shareholder Approval”).

12.           No Sinking Fund.

No sinking fund shall be established for and no sinking fund provisions shall apply to the Series B Preferred Stock.

13.           Record Holders.

To the fullest extent permitted by applicable law, the Corporation and the Conversion Agent may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Conversion Agent shall be affected by any notice to the contrary.

14.           Notices.

All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Amendment, in the Certificate of Incorporation or Bylaws of the Corporation or by applicable law.

15.           Preemptive Rights.

No holder of shares of Series B Preferred Stock shall have any preemptive rights in respect of any securities of the Corporation that may be issued, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

16.           Replacement Certificates.

The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

17.           Transferability of the Series B Preferred Stock.

Unless otherwise expressly consented to by the Corporation, (with such consent to be provided upon proof satisfactory to the Corporation that all applicable laws relating to such transfer have been complied with), no shares of the Series B Preferred Stock or any interest therein, may directly or indirectly be sold, mortgaged, transferred, pledged, hypothecated or otherwise disposed of.

18.           No Other Rights.

The shares of Series B Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth herein, or as otherwise required by law.

19.           Beneficial Ownership Limitation

Notwithstanding anything to the contrary contained herein, no holder of Series B Preferred Stock will be entitled to receive shares of Common Stock upon conversion pursuant to this Certificate of Amendment to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of Exchange Act, and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock outstanding at such time. Any purported delivery of shares of Common Stock upon conversion of Series B Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the holder becoming the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time.

20.           Conversion Limitation

Notwithstanding anything to the contrary contained herein, until the Corporation obtains Shareholder Approval, the Series B Preferred Stock cannot be converted into more than 19.9% of the total outstanding Common Stock of the Corporation or more than 19.9% of the total voting power of the Corporation’s securities immediately preceding the issuance of the Series B Preferred Stock.  Until Shareholder Approval is obtained, no holder of Series B Preferred Stock will be permitted to convert more than such holder’s pro rata amount of such total determined based upon such holder’s percentage ownership of the aggregate principal amount of the Series B Preferred Stock.  Upon the written request of a holder of Series B Preferred Stock, the Corporation shall confirm in writing to such holder, within five business days, the number of shares of Common Stock then outstanding.

21.           Compliance with Applicable Law.

Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series B Preferred Stock shall be subject in all respects to any and all restrictions and limitations placed on dividends or other distributions by the Corporation under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation from time to time and (ii) agreements of any type with federal banking authorities with respect to the Corporation or other regulatory restrictions applicable to the Corporation from time to time in effect.

IN WITNESS WHEREOF, Parke Bancorp, Inc. has caused this Certificate of Amendment to be signed by Vito S. Pantilione, its President and Chief Executive Officer, this 30th day of October, 2013.

PARKE BANCORP, INC.

By:	/s/ Vito S. Pantilione
Name:	Vito S. Pantilione
Title:	President and Chief Executive Officer